Exhibit 99.1

JOINT FILING AGREEMENT

AGREEMENT dated as of April 15, 2021 by and between Nocturne Sponsor, LLC, a Delaware limited liability company, Henry Monzon and Ka Seng Ao (together, the “Parties”).

Each Party hereto represents to the other Party that it is eligible to use Schedule 13D to report its beneficial ownership of ordinary shares, $0.0001 par value per share, of Nocturne Acquisition Corporation. Each Party hereto agrees that the Schedule 13D, dated April 15, 2021, relating to such beneficial ownership, is filed on behalf of each of them.

Each of the Parties agrees to be responsible for the timely filing of the Schedule 13D and any and all amendments thereto and for the completeness and accuracy of the information concerning itself contained in the Schedule 13D, and the other Party to the extent it knows or has reason to believe that any information about the other Party is inaccurate.

Date: April 15, 2021	NOCTURNE SPONSOR, LLC

LUNAMINE LLC

	By:	/s/ Henry Monzon
		Name:	Henry Monzon
		Title:	Managing Member

MINDFULNESS CAPITAL MANAGEMENT LIMITED

	By:	/s/ Ka Seng Ao
		Name:	Ka Seng Ao
		Title:	Authorized Person

Date: April 15, 2021	/s/ Henry Monzon
Henry Monzon

Date: April 15, 2021	/s/ Ka Seng Ao
Ka Seng Ao